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                                                                   Exhibit 10(k)

                            PRODUCT SUPPLY AGREEMENT

         THIS PRODUCT SUPPLY AGREEMENT ("Agreement") is made and entered into this ____ day of ______________, 1997, by and between Kennametal Inc., a Pennsylvania corporation ("Kennametal"), and JLK Direct Distribution Inc., a Pennsylvania corporation ("JLK").

                                    RECITALS

         A. Kennametal owns all of the issued and outstanding Class B Common Stock, par value $.01 per share, of JLK, and JLK is a member of Kennametal's "affiliated group" of corporations for federal income tax purposes.

         B. JLK is effecting an initial public offering (the "Offering") of shares of Class A Common Stock, par value $.01 per share, of JLK.

         C. Upon completion of the Offering, JLK will cease to be a wholly-owned subsidiary of Kennametal.

         D. In connection with the consummation of the Offering, JLK desires to purchase from Kennametal, and Kennametal desires to sell to JLK, the Products (as defined below) on the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of their mutual promises and obligations herein contained, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, in addition to the terms defined in the Preamble and the Recitals, the following terms shall have the following meanings, applicable to both the singular and plural forms of the terms described:

         "BUYER" means JLK and each of its direct and indirect subsidiaries.

         "EFFECTIVE DATE" means the date of this Agreement.

         "FORCE MAJEURE" shall have the meaning ascribed to it in Section 9.1.

         "ORDER" means an order placed by Buyer pursuant to Article 4.

         "PRICE" means the applicable price payable for each Product purchased and sold pursuant to Article 6.

         "PRODUCTS" means: (i) Kennametal's metalworking consumables and related products desired by Buyer's integrated industrial supply program customers; and (ii) all of the Buyer's requirements for metalworking consumables and related products direct-marketed by the Buyer, except as otherwise agreed from time to time between the Buyer and Seller.

         "SELLER" means Kennametal and its direct and indirect subsidiaries and affiliates (other than Buyer).

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         "SHIPMENT" means all Products loaded into one truck (or other shipping container) for transportation by Seller to Buyer's designated delivery destination.

         1.2 INTERNAL REFERENCES. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE 2

                                      TERM

         2.1 TERM. The term of this Agreement shall commence on the Effective Date and shall continue for ten (10) years, unless terminated earlier pursuant to Section 2.2, below, or extended by the mutual agreement of the parties.

         2.2 TERMINATION. Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events:

              (a) A material breach of this Agreement by either party that is not cured within thirty (30) days after receipt of written notice of such breach from the other party; or

              (b) A material breach of the Non-Competition and Corporate Opportunities Allocation Agreement by and between Seller and Buyer which is not cured within thirty (30) days after receipt of written notice of such breach from the other party; or

              (c) Seller owns shares representing less than a majority of the voting power of the outstanding common stock of Buyer.

                                   ARTICLE 3

                                    QUANTITY

         3.1 BUYER'S REQUIREMENTS. During the term of this Agreement, Seller shall sell and deliver, and Buyer shall purchase and pay for, the Products. Buyer shall provide Seller with a twelve (12) month detailed forecast of customers' expected demands and its direct-marketed requirements for the Products which forecast will be updated quarterly and delivered to Seller as of the first day of such quarter or at such other time and for such periods as the parties may otherwise agree. Seller and Buyer acknowledge that this Agreement is not a guarantee of any specific volume purchase levels, and is dependent upon varying purchasing levels, if any, by Buyer's customers.

         3.2 SALES TO BUYER'S DIVISIONS, AFFILIATES AND SUBSIDIARIES. Buyer's divisions, affiliates, and subsidiaries may require Products for their operations in various locations. Buyer shall be obligated to require that all of its divisions, affiliates, and wholly-owned subsidiaries purchase their respective Product requirements from Seller, on the same terms and conditions, including Price (subject to adjustment for changes in delivery locations), as are provided herein.

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                                   ARTICLE 4

                                     ORDERS

         4.1 GENERAL. Buyer shall place Orders from time to time specifying the Products to be purchased hereunder. Orders shall be communicated via Buyer's purchase order forms or by such other means as the parties mutually agree (e.g., electronic data interchange or fax orders). Each Order shall: (1) be dated as of the date of issuance by Buyer; (2) incorporate the terms and conditions of this Agreement by reference (whether or not set forth in such Order); (3) specify any special terms and conditions applicable to the Order;
(4) specify the quantity of each Product (by Product type) to be delivered by Seller pursuant to the Order; and (5) specify the delivery schedule.

         4.2 USE OF BUYER'S FORMS. The use of Buyer's business forms for confirming Orders or to accompany Shipments shall be for administrative convenience only. Any preprinted or special terms and conditions contained on Seller's order acknowledgment or other forms shall be applicable to such Order.

                                   ARTICLE 5

                                    DELIVERY

         5.1 DELIVERY. All Products purchased and sold hereunder shall be delivered F.O.B. destination to the location stated on the Order, unless special emergency freight requirement services are requested by Buyer, in which case Buyer agrees to pay for all such requested services.

         5.2 SCHEDULE OF DELIVERIES. All deliveries shall be made in accordance with the delivery schedule set forth in the Order.

         5.3 TRANSPORTATION. Transportation of Products to the point of delivery shall be Seller's responsibility unless otherwise agreed to in the Order.

                                   ARTICLE 6

                                     PRICES

         6.1 PRODUCT PRICES. The Price for each of the Products purchased and sold hereunder shall be an amount determined by discounting Seller's published price for each such product. The amount of discount shall be dependent upon the volume of each such product purchased by the Buyer. The Price shall be subject to revision by Seller with prior notice to Buyer.

         6.2 PRICE IS FULL COMPENSATION. Total invoice price includes all labor, supervision, materials, overhead and other costs associated with the manufacture, sale, and delivery of the Products, including all excise, value added, privilege or other similar taxes, but exclusive of any sales, use or value added tax that may be applicable. To the extent Buyer is not exempt from such sales, use or value added taxes, Buyer shall reimburse Seller for any sales or use taxes that Seller may be required to collect and pay as a result of the sale and delivery of the Products hereunder. Buyer shall provide Seller with a sales or use tax exemption certificate, if applicable.

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                                   ARTICLE 7

                              INVOICES AND PAYMENT

         7.1 INVOICES. Seller shall submit an invoice for each Shipment, or as otherwise requested. All invoices shall be submitted in accordance with the terms and conditions stated in the Order.

         7.2 PAYMENT. Payment by check, wire transfer, intracompany netting or by such other method(s) as agreed to by the parties, shall be due upon receipt of Seller's invoices.

                                   ARTICLE 8

                            LIMITATION OF LIABILITY

         Neither Buyer nor Seller shall be liable to the other for any incidental or consequential damages arising out of this Agreement or any Order, whether in contract, tort or otherwise (including strict liability), whether at law or in equity; provided, however, that nothing herein shall be deemed to waive any damages or limit the parties' liability to each other with respect to: (1) claims arising out of the gross negligence or willful misconduct of a party or its employees; (2) claims of persons or entities not a party to this Agreement; and (3) the obligations set forth in Articles 9 and 10, below.

                                   ARTICLE 9

                                 FORCE MAJEURE

         9.1 EFFECT OF FORCE MAJEURE. Neither Buyer nor Seller shall be responsible or liable for, or deemed in breach hereof because of, any delay in the performance of its respective obligations under this Agreement or any Order due solely to circumstances beyond the reasonable control and without the fault or negligence of the party experiencing such delay, including but not limited to: acts of God; unusually severe weather; strikes or other labor difficulties except those involving either party; war; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; inability despite due diligence to obtain required license; or fire (such causes hereinafter collectively called "Force Majeure"); provided, however, the party experiencing the Force Majeure shall exercise due diligence in endeavoring to overcome any Force Majeure impediment to its performance, but settlement of its difficulties shall be entirely within its discretion.

         9.2 NOTICE AND RESPONSE. The party experiencing the Force Majeure shall promptly give written notification to the other party. This written notification shall give a full and complete explanation of the Force Majeure delay and its cause, the status of the Force Majeure, and the actions such party is taking and proposes to take to overcome the Force Majeure. If performance by either party is delayed due to Force Majeure, the time for that performance shall be extended for a period reasonably necessary to overcome the effect of the delay. The party experiencing the delay shall undertake reasonable measures to make up for the time lost through delay without additional compensation.

                                   ARTICLE 10

                                   INDEMNITY

         10.1 SELLER. To the fullest extent permitted by law, Seller shall indemnify, defend, and hold harmless Buyer and Buyer's directors, officers, agents, and employees from and against all claims, losses, liabilities, judgments, damages, and expenses (including reasonable attorney's fees and court costs) for personal injury to or

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death of persons (including but not limited to Buyer's employees and customers), and damage to Buyer's property or facilities or the property of any other person or entity in any manner arising out of or caused by either the gross negligence or willful or intentional misconduct of Seller or its employees or agents in connection with any of the Products supplied hereunder. If requested by Buyer, Seller shall, at its sole cost and expense, undertake the defense of Buyer and its directors, officers, and employees in connection with any claim or action for which they are entitled to indemnity under this paragraph.

         10.2 BUYER. To the fullest extent permitted by law, Buyer shall indemnify, defend, and hold harmless Seller and Seller's directors, officers, agents, and employees from and against all claims, losses, liabilities, judgments, damages, and expenses (including reasonable attorney's fees and court costs) for personal injury to or death of persons (including but not limited to Seller's employees), and damage to Seller's property or facilities or the property of any other person or entity in any manner arising out of or caused by either the gross negligence or willful or intentional misconduct of Buyer or its employees or agents in connection with any of the Products supplied hereunder. If requested by Seller, Buyer shall, at its sole cost and expense, undertake the defense of Seller and its directors, officers, and employees in connection with any claim or action for which they are entitled to indemnity under this paragraph.

                                   ARTICLE 11

                              TIME OF THE ESSENCE

         11.1 TIME IS OF THE ESSENCE. All Products shall be delivered within the time or times specified in the Order; provided, however, Seller shall not be in breach to the extent any delay is due to circumstances beyond the reasonable control and without the fault or negligence of Seller; and provided further the Seller shall give Buyer prior written notice of any delay within ten (10) business days of the occurrence of events or circumstances causing the delay.

                                   ARTICLE 12

                              REPORTS AND RECORDS

         12.1 PROVIDING REPORTS AND RECORDS. Each party agrees to provide to the other party such accounting reports, records and analyses at designated times or as may be requested from time to time so as to allow the requesting party thereof to properly account, perform financial analyses of, and prepare financial statements accounting for the sales of the Products and the inventory transactions therefrom.

         12.2 EXAMINATION OF REPORTS AND RECORDS. Either party shall, upon reasonable notice to the other party, have the right during normal and usual business hours to audit, examine and make copies of the files, records and documents as the same relate to the accounting reports, records and analyses.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

         13.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Pennsylvania without regard to principles of conflicts of laws of any jurisdiction.

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         13.2 NOTICES. Any notice permitted or required by this Agreement shall be deemed given when sent by personal service, by certified or registered mail return receipt requested, postage prepaid, by facsimile transmission or by overnight delivery by a nationally recognized courier and addressed as follows:

         IF TO SELLER:              Kennametal Inc.
                                    State Route 981 South
                                    P. O. Box 231
                                    Latrobe, PA  15650
                                    Attn:
                                    Fax No.:

         IF TO BUYER:               JLK Direct Distribution Inc.
                                    State Route 981 South
                                    P. O. Box 231
                                    Latrobe, PA  15650
                                    Attn:
                                    Fax No.:

or such other address as given notice of pursuant to the foregoing.

         13.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.

         13.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties.

         13.5 AMENDMENTS. This Agreement may be changed, amended, modified, or rescinded only by an instrument in writing signed by the party against whom enforcement of such change, amendment, modification or rescission is sought.

         13.6 WAIVERS. No waiver by any party of any condition, or breach of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other provision of this Agreement.

         13.7 RELATIONSHIP. Nothing in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties. Both parties are independent contractors and neither party is to be considered the agent or legal representative of the other for any purpose whatsoever.

         13.8 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that no obligation under this Agreement may be delegated, nor may this Agreement be assigned by either party, without the prior written consent of the other party. Any such purported assignment of this Agreement by either party without the prior written consent of the other party shall be void and without effect.

         13.9 THIRD PARTY BENEFICIARIES. Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

KENNAMETAL INC.                           JLK DIRECT DISTRIBUTION INC.

By _________________________________      By ________________________________

Name _______________________________      Name ______________________________

Title ______________________________      Title _____________________________


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